Registration No. 333-____________

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

CHEMICAL FINANCIAL CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Michigan (State or Other Jurisdiction of Incorporation or Organization)	38-2022454 (IRS Employer Identification Number)

333 E. Main Street, Midland, Michigan (Address of Principal Executive Offices)	48640 (Zip Code)

CHEMICAL FINANCIAL CORPORATION
2001 STOCK PURCHASE PLAN FOR SUBSIDIARY AND
COMMUNITY BANK DIRECTORS
(Full Title of the Plan)

Lori A. Gwizdala Executive Vice President, Chief Financial Officer and Treasurer Chemical Financial Corporation 333 E. Main Street Midland, Michigan 48640	Copies to:	Jeffrey A. Ott Warner Norcross & Judd LLP 900 Fifth Third Center 111 Lyon Street, N.W. Grand Rapids, Michigan 49503-2487

(Name and Address of Agent for Service)

(989) 839-5358
(Telephone Number, Including Area Code, of Agent for Service)

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)(3)	Proposed Maximum Aggregate Offering Price (2)(3)	Amount of Registration Fee
Common Stock, $1 par value	75,000 shares	$28.00	$2,100,000	$193.20

(1)

In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein, plus an indeterminate number of additional shares as may be required to be issued in the event of an adjustment as a result of an increase in the number of issued shares of Common Stock resulting from a subdivision of such shares, the payment of stock dividends or certain other capital adjustments.

(2)	Estimated solely for the purpose of calculating the registration fee.

(3)

On March 18, 2002, the average of the high and low prices of the Common Stock of Chemical Financial Corporation as reported in the consolidated reporting system was $28.00 per share. The registration fee is computed in accordance with Rule 457(h) and (c).

PART II.

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

                    The following documents filed by the Registrant and the 2001 Stock Purchase Plan for Subsidiary and Community Bank Directors (the "Plan") with the Securities and Exchange Commission are incorporated in this registration statement by reference:

          (a)          The Registrant's and the Plan's latest annual report filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act");

          (b)          All other reports filed by the Registrant and the Plan pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the annual reports referred to in (a) above; and

          (c)          The description of the Registrant's common stock, $1.00 par value, which is contained in the Registrant's Form 8-A registration statement filed under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

                    All documents subsequently filed by the Registrant and the Plan pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part of this registration statement from the date of filing of such documents.

Item 4.	Description of Securities.

                    Not applicable.

Item 5.	Interest of Named Experts and Counsel.

                    Not applicable.

Item 6.	Indemnification of Directors and Officers.

                    Chemical Financial Corporation ("Chemical") is obligated under its Restated Articles of Incorporation to indemnify its directors, officers, employees and agents, and persons who serve or have served at the request of Chemical as directors, officers, employees, agents or partners of another corporation or other enterprise to the fullest extent permitted under the Michigan Business Corporation Act (the "MBCA").

                    Sections 561 through 571 of the MBCA contain provisions governing the indemnification of directors and officers by Michigan corporations. That statute provides that a corporation has the power to indemnify a person who was or is a party or is threatened to be made a party to a threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise, whether for profit or not, against expenses, including attorneys' fees, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action, suit or proceeding, if the person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders, and with respect to a criminal action or proceeding, if the person had no reasonable cause to believe his or her conduct was unlawful. The termination of an action, suit or proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders, and, with respect to a criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

                    Indemnification of expenses (including attorneys' fees) and amounts paid in settlement is permitted in derivative actions, except that indemnification is not allowed for any claim, issue or matter in which such person has been found liable to the corporation unless and to the extent that a court decides indemnification is proper. To the extent that any such person has been successful on the merits or otherwise in defense of an action, suit or proceeding, or in defense of a claim, issue or matter in the action, suit or proceeding, he or she shall be indemnified against actual and reasonable expenses (including attorneys' fees) incurred by him or her in connection with the action, suit or proceeding, and any action, suit or proceeding brought to enforce the mandatory indemnification provided under the MBCA. The MBCA permits partial indemnification for a portion of expenses (including reasonable attorneys' fees), judgments, penalties, fines and amounts paid in settlement to the extent the person is entitled to indemnification for less than the total amount.

                    A determination that the person to be indemnified meets the applicable standard of conduct and an evaluation of the reasonableness of the expenses incurred and amounts paid in settlement shall be made in any of the following ways: (1) by a majority vote of a quorum of the board of directors who are not parties or threatened to be made parties to the action, suit or proceeding; (2) by a majority vote of a committee of not less than two disinterested directors; (3) by independent legal counsel; (4) by all "independent directors" not parties or threatened to be made parties to the action, suit or proceeding; or (5) by the shareholders.

                    An authorization for payment of indemnification may be made by the shareholders or: (a) the board of directors by (i) a majority vote of 2 or more directors who are not parties or threatened to be made parties to the action, suit or proceeding, (ii) a majority vote of a committee of 2 or more directors who are not parties or threatened to be made parties to the action, suit or proceeding, (iii) a majority vote of 1 or more "independent directors" who are not parties or threatened to be made parties to the action, suit or proceeding, or (iv) if the corporation lacks the appropriate persons for alternatives (i) through (iii), by a majority vote of the entire board of directors; or (b) the shareholders. Under the MBCA, Chemical may indemnify a director without a determination that the director has met the applicable standard of conduct unless the director received a financial benefit to which he or she was not entitled, intentionally inflicted harm on the corporation or its shareholders, violated Section 551 of the MBCA (which prohibits certain dividends, distributions and loans to insiders of the corporation), or intentionally committed a criminal act. A director may file for a court determination of the propriety of indemnification in any of the situations set forth in the preceding sentence.

                    Under the MBCA and its Restated Articles of Incorporation, Chemical must pay or reimburse the reasonable expenses incurred by a director, officer, employee, or agent who is a party or threatened to be made a party to an action, suit or proceeding in advance of final disposition of the proceeding if the person furnishes to Chemical a written undertaking to repay the advance if it is ultimately determined that he or she did not meet the standard of conduct, which undertaking need not be secured.

                    The indemnification provisions of the MBCA are not exclusive of the rights to indemnification under a corporation's articles of incorporation or bylaws or by agreement. However, the total amount of expenses advanced or indemnified from all sources combined may not exceed the amount of actual expenses incurred by the person seeking indemnification or advancement of expenses. The indemnification provided for under the MBCA continues as to a person who ceases to be a director, officer, employee, or agent.

                    The MBCA permits Chemical to purchase insurance on behalf of its directors, officers, employees, and agents against liabilities arising out of their positions with Chemical, whether or not such liabilities would be within the above indemnification provisions. Pursuant to this authority, Chemical maintains such insurance on behalf of its directors, officers, employees and agents.

Item 7.	Exemption from Registration Claimed.

                    Not applicable.

Item 8.	Exhibits.

                    The following exhibits have been filed as part of this registration statement:

Exhibit Number	Document

4.1

Chemical's Restated Articles of Incorporation, previously filed as Exhibit 4.1 to the Registrant's Registration Statement on Form S-8 filed with the Commission on March 2, 2001. Herein incorporated by reference.

4.2	Chemical's Bylaws, previously filed as Exhibit 3.2 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 2001. Herein incorporated by reference.

4.3	The Chemical Financial Corporation 2001 Stock Purchase Plan for Subsidiary and Community Bank Directors.

5	Opinion of Warner Norcross & Judd LLP regarding legality of securities offered.

23.1	Consent of Warner Norcross & Judd LLP--Included in Exhibit 5 and incorporated herein by reference.

23.2	Consent of Ernst & Young LLP.

23.3	Consent of Crowe Chizek and Company LLP.

24	Powers of Attorney

Item 9.	Undertakings.

          (a)          The undersigned Registrant hereby undertakes:

          (1)          To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i)          To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

          (ii)          To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereto) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

          (iii)          To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

          (2)          That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)          To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b)          The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act and each filing of the Plan's annual report pursuant to Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c)          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

                    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Midland, State of Michigan, on March 25, 2002.

CHEMICAL FINANCIAL CORPORATION

By	/s/ David B. Ramaker
David B. Ramaker President and Chief Executive Officer (Principal Executive Officer)

                    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

*/s/ J. Daniel Bernson J. Daniel Bernson	Director	March 25, 2002

*/s/ James A. Currie James A. Currie	Director	March 25, 2002

*/s/ Michael L. Dow Michael L. Dow	Director	March 25, 2002

/s/ Lori A. Gwizdala Lori A. Gwizdala	Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)	March 25, 2002

*/s/ L. Richard Marzke L. Richard Marzke	Director	March 25, 2002

*/s/ Terence F. Moore Terence F. Moore	Director	March 25, 2002

/s/ Aloysius J. Oliver Aloysius J. Oliver	Director and Chairman of the Board	March 25, 2002

*/s/ Alan W. Ott Alan W. Ott	Director	March 25, 2002

*/s/ Frank P. Popoff Frank P. Popoff	Director	March 25, 2002

/s/ David B. Ramaker David B. Ramaker	President, Chief Executive Officer and Director	March 25, 2002

*/s/ Lawrence A. Reed Lawrence A. Reed	Director	March 25, 2002

*/s/ Dan L. Smith Dan L. Smith	Director	March 25, 2002

*/s/ William S. Stavropoulos William S. Stavropoulos	Director	March 25, 2002

*By	/s/ Lori A. Gwizdala Lori A. Gwizdala Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Document

4.1

Chemical's Restated Articles of Incorporation, previously filed as Exhibit 4.1 to the Registrant's Registration Statement on Form S-8 filed with the Commission on March 2, 2001. Herein incorporated by reference.

4.2	Chemical's Bylaws, previously filed as Exhibit 3.2 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 2001. Herein incorporated by reference.

4.3	The Chemical Financial Corporation 2001 Stock Purchase Plan for Subsidiary and Community Bank Directors.

5	Opinion of Warner Norcross & Judd LLP regarding legality of securities offered.

23.1	Consent of Warner Norcross & Judd LLP--Included in Exhibit 5 and incorporated herein by reference.

23.2	Consent of Ernst & Young LLP.

23.3	Consent of Crowe Chizek and Company LLP.

24	Powers of Attorney